For immediate release

Aspen Group Resources Corporation

Completes Loan Financing for Development Drilling

OKLAHOMA CITY, Oklahoma, January 8, 2004 - Aspen Group Resources Corporation (TSX:ASR, OTC:ASPGF) ("Aspen" or the "Company") today announced that it has completed a CDN$1,400,000 financing transaction (the "Loan") with Quest Capital Corp. ("Quest"). The Loan, completed on December 30, 2003, is due no later than December 30, 2004 and requires Aspen to make monthly interest only payments during the term.  The Loan is secured by a guarantee and security interest over all of the assets of the Company's Canadian subsidiary, Aspen Endeavour Resources Inc. Pursuant to the Loan agreement, Quest has been granted an exclusive right to negotiate the purchase of Aspen’s Canadian assets. The exclusive dealing right expires on January 31, 2004.

Aspen will utilize the funds to enhance its production levels through participation in several new drilling opportunities in its core areas in the United States, and for general working capital purposes of the Company.

Aspen Group Resources Corporation is an independent oil and natural gas producer engaged in the acquisition, exploration, production and development of oil and natural gas properties in the Mid Continent Region in the US and Western Canada. Aspen's shares trade on The Toronto Stock Exchange under the symbol "ASR".

Additional information on Aspen Group Resources Corporation is available from:

Kevin O'Connor

877-775-8734

koconnor@aspengroupresources.com

Portions of this document include “forward-looking statements”, which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this document are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management’s expectations and projections expressed in this document.  Certain factors that can affect the Company’s ability to achieve projected results are described in the Company’s Annual Report on Form 20-F and other reports filed with the Securities and Exchange Commission.  Such factors include, among others, production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy.